GS FINANCIAL PRODUCTS U.S., L.P.

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                         FISCAL YEARS ENDED

(U.S. dollars in thousands)             Nov. 27, 1998     Nov. 28, 1997    Nov. 29, 1996   Nov. 24, 1995    Nov. 25, 1994
                                        -------------     -------------    -------------   -------------    -------------
Earnings:
Income from continuing operations
  before income taxes                        9,552             14,836          14,514          12,583          10,199
Add:  Fixed charges                         16,189              9,265           3,643             500              27
Earnings as adjusted                        25,741             24,101          18,157          13,083          10,226

Fixed charges:
Interest expense                            15,728              9,265           3,627             471              27
Debt amortization expense                      461(2)               0              16              29               0
Interest portion of rent expense                 0                  0               0               0               0
                                            ------              -----           -----          ------          ------
Total fixed charges                         16,189              9,265           3,643             500              27

Ratio of earnings to fixed charges             1.6x               2.6x              5x             26x            378x(1)

For purposes of computing the ratio of earnings to fixed charges,  earnings as adjusted  consist of net income plus income taxes and fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.

Note (1): The Company does not consider this ratio to be meaningful since it is based on $5,000,000 in principal amount of the Company's Series A Medium- Term Notes outstanding only 42 days during fiscal 1994.

Note (2): Includes $262 thousand of costs that were written off in 1998 as part of the  repurchase  and  retirement of the
          Oxford Notes and Citicorp Notes.